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                                                                    EXHIBIT 23.3

Independent Auditors' Consent
The Board of Directors and Stockholders
Radnor Holdings Corporation:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

We further acknowledge that a change has been made to Note 10 to the March 27, 2003 financial statement upon which we rendered the above mentioned report, which reflects a last minute change to the purchase price by an amount of $250,000. This change does not affect the validity of our above mentioned report.

/s/ Bessner Gallay Kreisman
Bessner Gallay Kreisman
Chartered Accountants

Montreal, Quebec
November 12, 2003